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                                                                   EXHIBIT 10.75

July 10, 1995

Benson F. Smith
Executive V.P. & Chief Operating Officer
C.R. Bard, Inc.
730 Central Avenue
Murray Hill, NJ  07974

Dear Benson:

When accepted on behalf of C.R. Bard, Inc. ("BARD") and returned to Collagen Corporation ("COLLAGEN"), this letter will constitute a formal agreement between our companies concerning the subject matter of this letter agreement.

BARD and COLLAGEN, the "parties" to this agreement, agree as follows:

1. DEFINITIONS. Terms which are capitalized but not defined in this letter will have the meaning given such terms in the Amended and Restated Development and Distribution Agreement between BARD and COLLAGEN, as amended August 4, 1989 (the "1989 AGREEMENT"), or in the INITIAL PRODUCT AGREEMENT between BARD and COLLAGEN, as amended and restated August 4, 1989 (the "INITIAL PRODUCT AGREEMENT") as applicable.

2. PURCHASE COMMITMENT AND REPLACEMENT. After June 30, 1995, BARD shall have no obligation to make minimum purchases of Product from COLLAGEN. The obligation of COLLAGEN under paragraph 5 of the October 7, 1994, letter agreement between the parties (the "October 7th Letter Agreement") to replace expired units shall apply only to purchases of Product by BARD between July 1, 1994, and June 30, 1995, subject to BARD maintaining appropriate "first in first out inventory"
(FIFO) management at all times for Product purchased from COLLAGEN.

3. INVENTORY CARRYING COSTS. The obligation in paragraph 3 of the October 7th Letter Agreement providing for COLLAGEN to reimburse BARD's inventory carrying costs shall remain in effect, but only for Product purchased by BARD through June 30, 1995. For purchases of Product by BARD between July 1, 1994, and June 30, 1995, the payment terms shall remain net ninety (90) days. For purchases of Product by BARD from and


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after July 1, 1995, payment terms shall revert to net thirty (30) days. The credit for the net ninety (90) day terms on purchases of Product between July 1, 1994 and June 30, 1995 shall continue to apply to reducing the amount of the inventory carrying costs pursuant to paragraph 3 of the October 7th Letter Agreement. After June 30, 1995, COLLAGEN shall reimburse BARD for the inventory carrying costs for Products purchased from July 1, 1994 through June 30, 1995, in accordance with the October 7th Letter Agreement, but shall reimburse BARD in cash net thirty (30) days following receipt of notice from BARD, due to the dissolution of the R&D FUND as set forth in paragraph 4 below.

4. R&D FUND DISSOLUTION AND DISTRIBUTIONS. Section 8 (c)(ii)(aa) and (bb) of the 1989 AGREEMENT currently provides for an R&D FUND into which BARD is obligated to deposit an amount equal to four percent (4%) of the NET SALES PRICE of PRODUCT sold during the previous calendar quarter if and for so long as the balance in the R&D FUND is less than $5,000,000. The parties hereby agree that effective as of the close of business on June 30, 1995 (the "Dissolution Date"), BARD's obligations to make contributions into the R&D FUND shall cease to accrue, and the R&D FUND shall be dissolved; provided that this shall not relieve BARD of the obligation to contribute all amounts owing to the R&D FUND as a result of Product sales on or before the Dissolution Date. The balance of the R&D FUND on the Dissolution Date, as adjusted by virtue of deposits into the R&D FUND by BARD based on Product sales through the Dissolution Date, shall be adjusted by adding thereto the total of BARD's Product inventory carrying costs (as described in the October 7th Letter Agreement) which COLLAGEN has elected to have deducted from R&D FUND contributions which, but for the October 7th Letter Agreement between the parties, BARD would have been required to make (the "Adjusted R&D FUND"). Fifty percent (50%) of the Adjusted R&D FUND will be distributed to BARD within thirty (30) days of the Dissolution Date. The balance remaining in the R&D FUND, after such distribution to BARD, will be distributed to COLLAGEN within thirty (30) days of the Dissolution Date. After the Dissolution Date, neither party shall have any further obligations to the other party with respect to the R&D FUND, and the provisions of Section 8
(c)(ii)(aa)(bb)(cc) and (dd) of the 1989 AGREEMENT shall be deemed terminated, effective as of the close of business on the Dissolution Date.

5. INCREASE OF ROYALTY TO COLLAGEN. In consideration of the dissolution of the R&D FUND as described in paragraph 4 above, COLLAGEN's royalty as set forth in
Section 3 (c) of the INITIAL PRODUCT AGREEMENT shall be permanently increased by ** over the rates stated in such section, such increase to be effective with respect to sales of Product on and

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after July 1, 1995. Accordingly, effective as of July 1, 1995, Sections 3
(c)(iii) and 3 (c)(iv) of the INITIAL PRODUCT AGREEMENT are hereby amended to read as follows:

                 Section 3 (c)(iii) For COMMERCIAL SALES of the Product by BARD during the second twelve months after the date of PMA Approval, the royalty shall be the difference (if any) between (A) ** of the NET SALES PRICE of the Product and (B) the price paid by BARD for the Product pursuant to Section 3 (a) above;

                 Section 3 (c)(iv) For COMMERCIAL SALES of the Product by BARD during the third twelve months after the date of PMA Approval and thereafter, the royalty shall be the difference (if any) between (A) ** of the NET SALES PRICE of the Product and (B) the price paid by BARD for the Product pursuant to Section 3 (a) above;

6. AMENDMENT TO OCTOBER 12, 1994, LETTER AGREEMENT. In order to reflect the latest financial calculations, the letter agreement between the parties dated October 12, 1994, reflecting certain royalty adjustments is restated as follows:

         ALLOCATION OF VARIABLE OVERHEAD, LABOR, AND MATERIAL COSTS. Subject to the terms of this amendment, BARD and COLLAGEN hereby agree that effective January 1, 1995, BARD shall have the right to deduct the sum of ** from the NET SALES PRICE of Product sold in packages of six (6) syringes prior to calculating the royalty payable pursuant to Section 3(c) of the INITIAL PRODUCT AGREEMENT. The parties hereby acknowledge that: (a) BARD's current net selling price of Product sold in packages of six (6) syringes is $1,800, and (b) at the time of sale of Product, BARD furnishes purchasers with a periurethral delivery device as described in BARD order number 651010 (hereinafter the "periurethral delivery device") or a transurethral delivery device, as described in BARD order number 651015 (hereinafter the "transurethral delivery device"), and (c) BARD's current cost for the periurethral device is **, which cost is comprised of ** for variable overhead and ** for direct labor and material costs, and (d) BARD's current cost for the transurethral delivery device is **, which cost is comprised of ** for variable overhead and **for direct labor and material costs, and (e) the deduction of ** from the NET SALES PRICE of Product sold in packages of six (6) syringes has been arrived at based upon

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         COLLAGEN hereby agreeing to bear ** of the average of BARD's variable overhead, direct labor, and material costs for the periurethral delivery device and transurethral delivery device.

         AUDIT. BARD hereby grants COLLAGEN the right, at COLLAGEN's expense, to have Ernst & Young, or at COLLAGEN's option, an alternate accounting firm chosen by COLLAGEN and reasonably acceptable to BARD, or COLLAGEN' internal auditors, audit BARD's records relating to its variable overhead, direct labor, and material costs relating to the periurethral delivery device and transurethral delivery device.

         FUTURE ADJUSTMENTS. Notwithstanding the above provisions of this Paragraph 6, if the result arrived at by adding BARD's future variable overhead, direct labor, and material costs for the periurethral delivery device and BARD's future variable overhead, direct labor, and material costs for the transurethral delivery device, dividing such sum by two (2) and multiplying the result by .5 is less than **, BARD shall deduct such result from the NET SALES PRICE of Product sold in packages of six (6) syringes prior to calculating the royalty due to COLLAGEN pursuant to Section 3(c) of the INITIAL PRODUCT AGREEMENT in lieu of deducting **. In the event, after COLLAGEN's acceptance of this amendment, BARD's average variable overhead, direct labor, and material costs for the periurethral device and transurethral device exceed **, BARD shall so notify COLLAGEN and shall include in its notice documentation supporting such increase(s). In the event BARD issues a notice to COLLAGEN pursuant to the preceding sentence, the parties hereby agree to negotiate in good faith an increase, based upon the documentation provided to COLLAGEN, in the deduction from the NET SALES PRICE which BARD is then permitted to take hereunder prior to the calculation of the royalty payable pursuant to Section 3(c) of the INITIAL PRODUCT AGREEMENT. Notwithstanding the preceding sentence, in the event the parties are unable to reach an agreement on any such increase within a reasonable time following BARD's notice, then at BARD's option, either (a) the treatment of NET SALES PRICE of Product shall revert to the original terms of the INITIAL PRODUCT AGREEMENT or
         (b) the treatment of NET SALES PRICE of Product shall revert to a ** deduction per six (6) syringe package of Product. The provisions contained herein shall not apply to any other delivery device unless the parties expressly agree otherwise.

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All provisions of the 1989 AGREEMENT, the INITIAL PRODUCT AGREEMENT, the October
7th Letter Agreement, and the October 12, 1994, letter agreement between the parties which are not inconsistent with this letter agreement shall remain in full force and effect. If the above terms reflect our agreement on this subject, would you please sign on behalf of COLLAGEN in the space provided below and return a fully-executed copy to me for our records.

Nothing contained herein is intended, nor shall anything contained herein be deemed or construed as modifying the exclusivity in Section 5(a) of the 1989 AGREEMENT with respect to Product specified in Section 1 of the INITIAL PRODUCT AGREEMENT or otherwise.

Sincerely,

COLLAGEN CORPORATION

/s/ William C. Miller

William C. Miller
Vice President and General Counsel

Accepted on behalf of C.R. Bard, Inc.:

By:       /s/ Benson F. Smith
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Title:    Executive Vice-President & Chief Operating Officer
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